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                                                                       EXHIBIT 4

                            RMH Teleservices, Inc.

                             2001 STOCK AWARD PLAN

                          Effective January 16, 2001

  1. Purpose. RMH Teleservices, Inc., a Pennsylvania corporation (the "Company"), hereby adopts the RMH Teleservices, Inc. 2001 Stock Award Plan (the "Plan") for the purpose of providing for certain restricted stock awards ("Awards") of Company Common Stock, no par value ("Common Stock"), to those executives that the Committee (as hereinafter defined) has determined should be both rewarded for their record of valuable service to the Company and to provide such executives with additional incentive to continue in the employ of the Company, and to further the interests of the Company and its shareholders by aligning the interests of the recipients of such Awards with those of the Company and its shareholders.

  2. Definitions. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

a."Act" means the Securities Act of 1933, as amended.

b."Affiliate" means any entity designated by the Committee, at its sole discretion, as an affiliate of the Company.

c."Award" shall mean an issuance of Common Stock made by the Company to a Grantee pursuant to the terms of the Plan.

d."Award Agreement" shall mean the agreement between the Company and a Grantee with respect to an Award made pursuant to the Plan.

e."Board" means the Board of Directors of the Company.

f."Change of Control" shall have the meaning set forth in the RMH
Teleservices, Inc. 1996 Stock Incentive Plan.

g."Code" means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

h."Committee" shall mean the Administrative Committee of the Board.

i."Common Stock" shall have the meaning set forth in Section 1 of the Plan.

j."Company" means RMH Teleservices, Inc., a Pennsylvania corporation.

k."Exchange Act" means the Securities Exchange Act of 1934, as amended.

l."Grantee" shall mean a person to whom an Award has been granted pursuant to the Plan.

m."Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act.

n."Section 16 Officer" means any person who is an "officer" within the meaning of Rule 16a-1(f) promulgated under the Exchange Act or any successor rule.

o."Shares" means the shares of Common Stock which are the subject of any Award granted under the Plan.

  3. Administration of the Plan. The Committee shall administer the Plan and shall have the responsibilities with respect to the Plan as specifically set forth in the Plan and such other authority as is necessary or appropriate for the proper implementation and operation of the Plan from time to time.

a.Meetings. The Committee shall hold meetings at such times and places as it may determine, shall keep minutes of its meetings, and shall adopt, amend and revoke such rules or procedures as it may deem proper.

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The Committee may take action by a vote of a majority of the Committee and may take any action by means of a written instrument signed by all of its members, which action shall have the same effect as though it had been taken at a meeting duly called and held.

b.Exculpation. No member of the Board or of the Committee shall be personally liable for monetary damages for any action taken or any failure to take any action in connection with the administration of the Plan; except that this exculpation shall not apply to any breach of such member's duty of loyalty to the Company, its affiliates or the Company's shareholders, or to any acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, acts or omissions that would result in liability under applicable law, or any transaction from which the member derived an improper personal benefit.

c.Indemnification. Service on the Committee shall constitute service as a member of the Board. Each member of the Committee shall be entitled, without further act on his or her part, to indemnity from the Company and limitation of liability to the fullest extent provided by applicable law and by the Company's Articles of Incorporation and/or By-laws in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or the granting of any Award thereunder in which he or she may be involved by reason of his or her being or having been a member of the Committee, whether or not he or she continues to be such member of the Committee at the time of the action, suit or proceeding.

d.Interpretation. The Committee shall have the power and authority to interpret the Plan and to adopt rules and regulations for its administration that are not inconsistent with the express terms of the Plan. Any such actions by the Committee shall be final, binding and conclusive on all parties in interest.

  4. Shares Subject to Plan. The aggregate maximum number of Shares for which Awards may be granted pursuant to the Plan is four hundred forty thousand (420,000). The Shares shall be issued from authorized and unissued Common Stock or from Common Stock held in or hereafter acquired for the treasury of the Company. Any Shares that are forfeited back to the Company under the terms of an Award will again be available for Awards under the Plan.

  5. Term of the Plan. The Plan is effective as of January 16, 2001, subject to the approval of this Plan within one year following such date by the shareholders in the manner required by state law for any action requiring approval of shareholders. If the Plan is not so approved by the shareholders, all Awards granted hereunder shall be deemed null and void and no Grantee shall have any further right to any Shares or under any other provision of the Plan.

  6. Change of Control. In the event of a Change of Control, any Awards outstanding shall immediately become fully vested and no restrictions or conditions shall thereafter be applicable other than such restrictions as may be required pursuant to any applicable law or regulation governing the holding and/or disposition of such Shares.

  7. Adjustments on Changes in Capitalization.

a.In the event that the Common Stock is changed by reason of a reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination or exchange of shares and the like (not including the issuance of Common Stock on the conversion of other securities of the Company which are outstanding on the date of grant and which are convertible into Common Stock) at any time prior to the date on all of the shares available for Awards under the Plan have been used for grants under the Plan, an equitable adjustment shall be made by the Committee in the aggregate number of Shares available for Awards under the Plan and in the class or type of equity that may be the subject of Awards.

b.The Committee shall have authority to determine the adjustments to be made under this Section, and any such determination by the Committee shall be final, binding and conclusive.

  8. Terms and Conditions of Awards. Awards granted pursuant to the Plan shall be evidenced by written Award Agreements in such form as the Committee shall approve, which Award Agreements shall comply with and be subject to the following terms and conditions and such other terms and conditions which the Committee may from time to time require which are not inconsistent with the terms of the Plan. Awards may be granted to

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any employee of the Company or of an Affiliate. The identity of Grantees and the number of Shares subject to any Award made to a Grantee shall be determined entirely at the discretion of the Committee.

a.Number of Shares. Each Award Agreement shall state the number of shares of Common Stock to which it pertains.

b.No Purchase Price. Each Award under the Plan shall be without any purchase price.

c.Grant. The grant of each Award shall take place on the date specified in the Award Agreement. Stock certificates evidencing Shares granted pursuant to an Award shall be issued in the sole name of the Grantee. The Committee may require, as precondition to the grant of an Award, an acknowledgment or consent by the Grantee to such terms and conditions as the Committee deems appropriate, in connection with such Award.

d.Conditions. The Committee may specify in an Award Agreement any conditions ("Conditions of Forfeiture") under which the Grantee of such Award shall be considered to have forfeited all or any portion of the Shares subject to such Award. In the event certificates for Shares are issued to a Grantee, the Committee shall cause an appropriate legend to be placed on any such certificate indicating the right of the Company to reacquire such Shares upon the occurrence of any of the Conditions of Forfeiture. Upon the occurrence of any Condition of Forfeiture, the Grantee shall be required forthwith to surrender and deliver to the Company the certificates evidencing such Shares as well as completely executed instruments of conveyance. The Committee, at its discretion, may provide that certificates for Shares transferred pursuant to an Award be held in escrow by the Company or an officer of the Company until such time as there are no longer any Conditions of Forfeiture. In addition, the Committee may require, as a condition to the grant of any Award, that the Grantee execute appropriate instruments that the Company may use to document the conveyance of such Shares back to it from the Grantee on the occurrence of any Condition of Forfeiture.

e.Lapse of Conditions of Forfeiture. Upon termination or lapse of each and every Condition of Forfeiture, the Company shall cause certificates without any legend referring to the Company's rights to reacquire Shares on the occurrence of a Condition of Forfeiture (but with any other legends that the Committee deems to be appropriate) evidencing the Shares covered by the Award to be issued to the Grantee upon the Grantee's surrender of the legended certificates, if any, held by him or her to the Company.

f.Rights as Shareholder. Upon the grant of Shares pursuant to an Award, the Grantee shall have all of the rights of a shareholder with respect to the Shares covered thereby, including the right to vote the Shares and receive all dividends and other distributions paid or made with respect thereto, except to the extent otherwise specifically provided by the Committee in the applicable Award Agreement.

g.Death of Participant. In the event certificates evidencing any Shares would be issuable to a Participant but for the fact that such Participant has died prior to the issuance of such certificate, certificates for those Shares which are not subject to any Conditions of Forfeiture as of such date shall be issued to the person or persons specified as the Participant's beneficiary on such form or in such manner as may be acceptable to the Committee for these purposes, and if no such beneficiary has been designated, to the estate of such Participant.

h.Loans for Section 83(b) Liability. In the event a Grantee makes a valid election under section 83(b) of the Code to recognize income for federal income tax purposes as of the grant date of the Award as though the Award were immediately vested in full, the Company may provide a loan to the Grantee for all or a portion of the Grantee's tax liability arising by reason of such election, such loan to be made on commercially reasonable terms. The Committee, in its sole discretion, will determine the terms of such a loan including, but not limited to, the amount of the loan.

  9. No Commitment to Retain. The grant of an Award pursuant to the Plan shall not be construed to imply or to constitute evidence of any agreement, express or implied, on the part of the Company or any affiliate to retain the Grantee as an employee, as a member of the Board, or in any other capacity.

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  10. Withholding of Taxes. In connection with any event relating to an Award, the Company shall have the right:

a.to require the Grantee to remit or otherwise make available to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such Shares; or

b.take whatever other action it deems necessary to protect its interests with respect to tax liabilities.

  All obligations of the Company under the Plan shall be conditioned on the Grantee's compliance, to the Company's satisfaction, with any withholding requirement.

  11. Amendment and Termination of the Plan. The Board may amend the Plan from time to time in such manner as it may deem advisable or terminate the Plan at any time. Nevertheless, the Board may not increase the maximum number of Shares available for the grant of Awards under the Plan or provide to any Grantee materially greater rights than may be granted under the Plan without regard to such amendment unless such amendment is subject to the approval of the Company's shareholders. In addition, no amendment to or termination of the Plan shall, without the consent of the Grantee, result in any material detriment to the rights of such Grantee under any outstanding Award. Notwithstanding the foregoing, the Committee shall have the authority to amend the Plan and any outstanding Award thereunder to the extent necessary or appropriate, as determined at the discretion of the Committee, to cause Awards under the Plan to qualify for an exemption from potential liability under
Section 16(b) of the Exchange Act and the rules and regulations thereunder, including, but not limited to the Rule 16b-3, as promulgated under the Exchange Act by the Securities and Exchange Commission.

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